FORM 8-K



               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.  20549



                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                Date of Report (Date of Earliest
                 Event Reported):  April 19, 1994




                       GIBSON GREETINGS, INC.
     (Exact name of registrant as specified in its charter)

  Delaware                 2-82990               52-1242761
(State or other            (Commission           (IRS Employer
jurisdiction of            File Number)       Identification No.)
incorporation)



            2100 Section Road, Cincinnati, Ohio  45237
            (Address of principal executive offices)




Registrant's telephone number, including area code:(513)841-6600

            INFORMATION TO BE INCLUDED IN THE REPORT


Items 1, 2, 3, 4, 6 and 8 are not applicable and are omitted from this report.

Item 5.   Other Events

          The press release of Gibson Greetings, Inc., dated
April 19, 1994, is filed as an exhibit to and incorporated by reference in this Current Report on Form 8-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Financial Statements of Business Acquired.

     Not Applicable.

(b)  Pro Forma Financial Information.

     Not Applicable.

(c)  Exhibits

     Number         Description

       1            Press Release dated April 19, 1994

                            SIGNATURE


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  April 19, 1994          GIBSON GREETINGS, INC.



                              By /s/ William L. Flaherty
                                William L. Flaherty
                                Vice President - Finance

                                                        Exhibit 1

                                                             NEWS
Gibson                                                    RELEASE
Gibson Greetings, Inc.  2100 Section Road Cincinnati OH 45237

CONTACT:  W. L. Flaherty                         RELEASE DATE:
          Vice President - Finance               April 19, 1994
          Chief Financial Officer
          (513) 841-6675


GIBSON GREETINGS, INC. ANNOUNCES EARNINGS CHARGE
DUE TO ACCOUNTING RECOGNITION OF UNREALIZED
LOSSES ON DERIVATIVE TRANSACTIONS


     Gibson Greetings, Inc. announced today that it incurred an additional charge against earnings of $16.7 million for the three months ended March 31, 1994 due to the required accounting recognition of unrealized losses on interest rate derivative transactions with Bankers Trust which mature in June and August 1995. These transactions were announced on March 4, 1994 at which time the Company felt compelled to enter into them in order to cap its exposure on then outstanding uncapped derivatives transactions also with Bankers Trust. At that time, Gibson announced that it had incurred a realized loss of $3 million and had capped its exposure at an additional $24.5 million in place of the open exposure under prior swaps. The $16.7 million unrealized loss is in addition to the $3 million realized loss and represents a non-cash charge against income required to meet accounting rules that such transactions be recorded at current market value as of the end of each accounting period. Accordingly, the total loss which the Company will recognize on these transactions for the three months ended March 31, 1994 is $19.7 million after tax, or $1.22 per share.

     William L. Flaherty, Gibson's Chief Financial Officer, emphasized that the additional $16.7 million loss has not been realized, may in fact never be realized in this amount, and does not require current cash outlays. "We are concerned that our shareholders not be confused by this required accounting treatment," Flaherty said. "The loss being recognized for accounting purposes is the current market value of these derivative transactions as determined by a Bankers Trust valuation model based on the projected future value of the transactions at maturity. The current market value can fluctuate daily based on market conditions."

     Gibson currently has two open transactions and cannot realize a gain at maturity on either one. On one transaction, Gibson's minimum loss will be the $3 million previously announced and its maximum loss would be $17.5 million, depending on the 6 month LIBOR rate on June 7, 1995. Gibson is adversely impacted at the rate of $72,500 for each basis point that the 6 month LIBOR rate on that date exceeds 3.90%, up to a maximum of 5.90%. On the other transaction, Gibson's maximum loss is capped at $10.075 million, depending on the swap spread on August 15, 1995 for the 10.75% U.S. Treasury Note maturing August 15, 2005. The Company is adversely impacted if swap spreads on that day are less than 33.5 basis points, with the amount of its loss calculated at the rate of $746,300 for each basis point, and with its exposure capped if such spread is less than 20 basis points. Gibson will realize no loss on this transaction if swap spreads are at or above 33.5 basis points on August 15, 1995.

     The combined effect of these two transactions is that Gibson's losses will be between $3 million and $27.575 million. The Company's losses would be minimized at $3 million if the 6 month LIBOR rate is at or below 3.90% on June 7, 1995 and the swap spread is at or above 33.5 basis points on August 15, 1995, while its losses would be maximized at $27.575 million if the 6 month LIBOR rate equals or exceeds 5.90% on June 7, 1995 and the swap spread is 20 basis points or less on August 15, 1995. Gibson may elect to liquidate the transactions at any time prior to maturity based on market conditions prevailing at the time. As of March 31, 1994, the 6 month LIBOR rate was 4.25% and the swap spread was 33 basis points.

     If held to maturity, and if market conditions at maturity are the same as existed on March 31, 1994, the transactions would result in a total realized loss of approximately $5.9 million. The additional $13.8 million unrealized loss that is being recognized currently results from future adverse movements projected by the Bankers Trust valuation model. If those projected adverse movements do not occur, or if favorable movements occur, gains in an amount determined by then current market conditions would be recognized in future periods to reverse the prior recognition of unrealized losses, up to a net loss of $3 million in the best case at maturity of the swaps. Similarly, if there are further future adverse movements, Gibson could be required to recognize up to an additional $7.875 million of loss.

     Flaherty observed that, "This will likely introduce an element of volatility in Gibson's future reported earnings to recognize market fluctuations in the current value of such derivative transactions until they mature or are closed out. We regret this situation, but are advised by our outside auditors that such treatment is dictated by applicable accounting rules." He reiterated that, "This is a one-time situation which is not reflective of the Company's underlying operations."

     Benjamin J. Sottile, Gibson's Chairman, President and Chief Executive Officer said, "We are recognizing our obligation for accounting purposes; however, it is clear that the Company should never have been put in a position like this as we relied on Bankers Trust to advise us on these transactions. We have taken measures to ensure this will not happen again. We are satisfied that the accounting matter has been addressed, and we are presently evaluating legal alternatives."

     "Gibson's financial position remains strong," Sottile stated, "and there will be no adverse impact on our ability to continue to provide the highest quality social expression products and service to our customers, nor does it impact Gibson's day-to-day operations or workforce."

                               END